EXHIBIT 99.1


Mace Closes on the Sale of Its Arizona Car Wash Region For $19,250,000
              & Announces Receipt of Notice From Nasdaq

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--May 18, 2007--Mace Security International, Inc. ("Mace") (Nasdaq: MACE), a manufacturer of electronic surveillance and personal defense products and an owner and operator of car and truck wash facilities, today announced that it has sold its Arizona Car Wash Region to Twisted Cactus Enterprises, LLC for $19,250,000 in cash plus $135,000 for inventory. The assets of Mace's Arizona Car Wash Region were sold at a price above the recorded net book value of approximately $17.3 million. Nine of the car washes were owned and three were leased.

    The proceeds from this transaction have been used to pay down debt and will be used to fund further expansion. Mace has paid all of the debt associated with the Arizona car washes. The debt paid totaled approximately $8.9 million of principal, and $1.2 million of defeasance costs incurred as a result of the early retirement of the debt. The Company's total remaining outstanding debt is now approximately $14.1 million. The remainder of Mace's total outstanding debt is associated with the Company's real estate. There are no additional defeasance costs associated with Mace's remaining debt. The net cash proceeds from this transaction are approximately $8.5 million. The Company's current cash and short-term investments are in excess of $21 million.

    With the completion of this transaction and Mace's previously announced sales of car washes and executed definitive purchase agreements, the Company now has 22 remaining car washes for sale (six are in Florida and 16 are in Texas).

    Mace also announced that on May 17, 2007, the Company received a Nasdaq Staff Determination that the Company was not in compliance with Marketplace Rule 4310(c)(14) for failing to timely file the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 ("Form 10-Q"). The May 17, 2007 Staff Determination is in addition to the Nasdaq Staff Determination received by the Company on April 18, 2007, regarding the Company being in violation of Marketplace Rule 4310(c)(14) for not timely filing its Annual Report on Form 10-K for the year ended December 31, 2006 ("Form 10-K").

    The non-compliance with Marketplace Rule 4310(c)(14) makes the Company's common stock subject to being delisted from The Nasdaq Stock Market. In accordance with the procedures of The Nasdaq Stock Market, on April 19, 2007, the Company requested a hearing with respect to the April 18, 2007 Staff Determination before the Nasdaq Listing Qualifications Panel ("Panel") to request an exception to its non-compliance with Marketplace Rule 4310(c)(14). By operation of Marketplace Rule 4805(a), the Company's hearing request automatically stayed the delisting of its common stock pending the Panel's review and determination. The hearing has been scheduled for May 31, 2007. In accordance with Marketplace Rule 4804(c), the May 17, 2007 Staff Determination will be heard with the April 18, 2007 Staff Determination during the May 31, 2007 Panel hearing. There can be no assurance that the Panel will grant the Company's request for an exception that will allow continued listing of the common stock. Until a determination is made by the Panel, an indicator will be added to the Company's trading symbol noting the Company's non-compliance.

    The Form 10-Q was not timely filed because the Company has not yet been able to file the Form 10-K. The Form 10-Q cannot be filed until the Form 10-K is filed. As previously disclosed, Mace previously announced that during the process of completing its consolidated financial statement for the fiscal year ended December 31, 2006, the Company identified certain un-reconciled accounts and accounting errors made by the Company's accounting controller of its Florida based security division. After further investigation, the Company has discovered embezzlement by the Florida Controller in the approximate amount of $300,000.

    As previously disclosed, the Company's Audit Committee had hired an outside accounting firm experienced in forensic accounting to aid management in the investigation and to report directly to the Audit Committee. The forensic accounting firm has completed its field work and is in the process of issuing its report to the Company's Audit Committee. The Company's Audit Committee expects to receive the report this week. Mace management is working with its outside auditors to expeditiously complete its audit. The Company's auditors cannot complete the 2006 audit until the Company concludes its investigation and completes its closing process.

    Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities. Information about Mace and becoming a Mace Authorized Dealer is available at www.mace.com. The Company's consumer e-commerce web site is www.macecatalog.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.

    CONTACT: Mace Security International, Inc.
             Eduardo Nieves, Jr., Vice President, Marketing & IR
             954-449-1313
             www.mace.com